Exhibit 99.1

Sent via electronic delivery

May 8, 2023

Mr. David Loev

The Loev Law Firm, PC

Lottery.com, Inc.

20808 State Hwy 71 W, Unit B

Spicewood, TX 78669

RE:	Lottery.com, Inc. (Symbols: LTRY, LTRYW) Nasdaq
Listing Qualifications Hearings Docket No. NQ 6576N-23

Dear Mr. Loev:

The Nasdaq Hearings Panel (“Panel”) grants the request of Lottery.com, Inc. (the “Company”) to continue its listing on The Nasdaq Stock Market (“Nasdaq” or the “Exchange”), subject to the conditions discussed below.

Company Background and Financial Information. According to its public disclosures, the Company plans to regain its position as a leading technology company whose goal is to transform how, where and when lotteries are played. The Company’s Form 10-Q for the fiscal quarter ended March 31, 2022, reported total assets of $154,644,335 and stockholders’ equity of $143,799,032. For the period ended March 31, 2022, the Company reported revenue in the amount of $21,150,892 and negative net income from continuing operations of ($15,815,911). On August 16, 2022, the Company disclosed that the unaudited financial statements for the quarter ended March 31, 2022 should no longer be relied upon. As of May 9, 2022, the Company reported 50,760,799 shares of common stock outstanding, with approximately 35,374,207 publicly held shares. The closing bid price for the Company’s common stock on April 4, 2023, was $0.3003 per share; consequently, the market values for the Company’s total listed securities and publicly held shares were $15,625,404 and $10,622,874, respectively.

Procedural History. On August 12, 2022, Nasdaq Listing Qualifications staff (“Staff”) notified the Company of its failure to comply with the minimum bid price requirement under Listing Rule 5550(a)(2). In accordance with Listing Rule 5810(c)(3)(A), the Company was provided 180 calendar days, or until February 20, 2023, to regain compliance with Rule 5550(a)(2). On February 23, 2023, Staff notified the Company that it had determined to delist the Company as it did not comply with the minimum bid price requirement for listing on the Exchange. Staff’s delist letter additionally informed the Company that its failure to file its Forms 10-Q for the periods ended June 30, and September 30, 2022, respectively, serve as separate and individual basis for delisting, pursuant to Listing Rule 5250(c)(1). On March 2, 2023, the Company requested a hearing. On April 4, 2023, Staff issued an additional delist determination for the Company’s failure to file its Form 10-K for the fiscal year ended December 31, 2022. A hearing on the matter was held on April 24, 2023.

Listing Standards at Issue. The Company is in violation of the bid price requirement of Nasdaq Listing Rule 5550(a)(2) (the “Bid Price Rule”). Additionally, the Company is in violation of the obligation to file periodic financial reports with the U.S. Securities and Exchange Commission (“SEC”) as required under Nasdaq Listing Rule 5250(c)(1) (the “Periodic Filing Rule”).

Factual Background.

The Panel considered the entire record, which is incorporated by reference into this decision. Relevant documents include the Company’s submission(s), the memorandum prepared by Staff, and the Company’s public filings.

The Company was represented by outside counsel, the CEO, and the Chair of the Board. A detailed summary of the various issues giving rise to the delist determination at issue may be found in the record including the presentation used by the Company during the Hearing. The Company’s initial problems began in May of 2022 when the Board of Directors and the Company’s Audit Committee initiated an investigation into potential improprieties relating to internal accounting controls and instances of non-compliance with state and federal gaming laws concerning the Company’s lottery ticket business. The investigation determined that the Company did not have a system in place to ensure compliance with state requirements for purchasing lottery tickets. The investigation also identified the need for a restatement of financials as a result of a $30 million payment from an affiliate that should not have been recognized as revenue and unrestricted cash.

In July of 2022, soon after the results of the investigation were disclosed, the Company filed a Form 8-K regarding the furlough of a majority of employees and the temporary cessation of its lottery ticket operations. The Company then experienced turnover in its independent public accounting firm resulting in further delays in its ability to maintain compliance with its periodic filing requirements. The Company currently has 9 full-time employees and approximately 20 contractors. The Company’s main focus at this time is completing the financial audits and filing all delinquent filings.

The Company also provided details on the cause of the $30 million financial restatement. The Company’s master affiliate was an entity named inCircle which brought, according to the CEO, significant revenue-generating and operational relationships to the Company. The master affiliate agreement allowed inCircle to earn residual payments based on purchases made by customers it had introduced to the Company. The Company sold $30 million in advertising credits to inCircle in September of 2021. In early 2022, the Company determined that the advertising credits were not transferable and accordingly, the $30 million revenue from inCircle should not have been recognized. The proceeds were refunded, and this served as the main basis for the restated Form 10-K for 2021 and Form 10-Q for March 31, 2022.

The Company advised the Panel that it is now working with its new auditor, Yusufali & Associates, LLC, to complete the outstanding restatements. The Company provided the following timeline for filing all delinquent filings with the SEC.

●	May 15, 2023 - Form 10-K for 2021 and Form 10-Q for March 31, 2022
●	May 19, 2023 - Form 10-Q for June 30, 2022
●	May 24, 2023 - Form 10-Q for September 30, 2022
●	June 5, 2023 - Form 10-K for 2022
●	June 7, 2023 – Form 10-Q for March 31, 2023

The Company also outlined its plan to cure the bid price deficiency. The Company will hold a stockholders’ meeting on July 31, 2023, to obtain shareholder approval for the reverse split and implement the split on August 3, 2023. The Company requested an exception until August 17, 2023, to regain compliance with all continued listing criteria.

The Company provided the Panel with details on what it views as sources of long-term income for its business. In December of 2022, the Company received an investment from Woodford Eurasia along with a $50 million funding commitment contingent on it curing its filing delinquencies. The Company states that it has resumed lottery ticket operations and supplied more than 7 million tickets for Texas lottery games in the first week of its renewed operations in April of 2023. The Company also discussed its ownership of a platform entitled Sports.com. According to the Company, Sports.com is being developed to offer both on and off-line offerings for sports content distribution. Sports.com will have five main pillars: original content; a streaming platform; e- commerce and merchandise; a metaverse; and agency and educational offerings. The Company plans to launch Sports.com in May of this year during the Formula 1 motor race that will be held in the principality of Monaco. Sports.com has also completed a partnership with Saudi Motorsport to offer products through that entity’s various motorsport events. The Company states it anticipates up to $38 million in revenue from its various lottery and Sports.com endeavors.

The Panel inquired as to the Company’s ability to maintain operations and assume the stringent standards of a publicly traded company with so few employees. The Company’s response was that the lottery ticket business it operates is dependent on technology and does not rely on human personnel to carry out the ticket buying process. As evidence of this fact, counsel for the Company noted that the recent delivery of 7 million lottery tickets was orchestrated through technological means and not staff. The Company is confident its technology will allow it to scale up its lottery ticket business without the need to hire large numbers of employees. The Company also discussed its use of a service provider called CFO Squad for its accounting. Further, the Company reported that it is actively interviewing CFO candidates.

Panel Analysis and Conclusions. The Panel has serious concerns about the Company’s ability to regain and maintain compliance on a long-term basis. The Panel believes the original senior management team that launched the Company was not ready for the challenges posed by operating a publicly traded company. While new management has been put in place, the Company will effectively be starting from the beginning with 9 employees and approximately 20 contractors. Adding to that challenge is the fact that the Company will need to focus most of its efforts in the short-term on restating financials for numerous time periods and not on actually operating a lottery ticket business. It remains to be seen if the new management team is up to the task of operating a publicly traded company. Despite these reservations, the Panel is willing to grant the Company a short exception until May 15, 2023, in order to file both the Form 10-K for 2021 and Form 10-Q for the quarter ending March 31, 2022. At that time, the Panel will review both filings, along with updated projections, and determine if it believes the Company should be afforded more time to complete the compliance plan it articulated during the hearing.

Accordingly, the Panel grants the Company’s request for continued listing on the Exchange, subject to the following:

1.	On or before May 15, 2023, the Company shall provide the Panel with updated financial projections for 2022 and 2023, including income statements and balance sheets;

2.	On or before May 15, 2023, the Company shall file with the SEC the delinquent Form 10-K for 2021 and Form 10-Q for the quarter ending March 31, 2022.

It is a requirement during the exception period that the Company provide prompt notification of any significant events that occur during this time that may affect the Company’s compliance with Nasdaq requirements. This includes, but is not limited to, any event that may call into question the Company’s ability to meet the terms of the exception granted.

In addition, any compliance document will be subject to review by the Panel, which may, in its discretion, request additional information before determining that the Company has complied with the terms of the exception. The Company should assess its disclosure obligations with respect to the materiality of the Panel’s decision and determine what public disclosures of the decision and its terms are appropriate.

The Company may request that the Nasdaq Listing and Hearing Review Council review this decision. A written request for review must be received within 15 days from the date of this decision and should be sent by e-mail to the Office of Appeals and Review at appeals@nasdaq.com. Pursuant to Nasdaq Listing Rule 5820(a), the Company must submit a fee of $15,000.00 to Nasdaq to cover the cost of the review. Instructions for submitting the fee are on the enclosed Appeals Payment Form. Please include evidence of this payment with the e-mailed request for review by attaching a PDF copy of the wire instructions or check.

The Company should be aware that the Nasdaq Listing and Hearing Review Council may, on its own motion, determine to review any Panel decision within 45 calendar days after issuance of the written decision. If the Listing Council determines to review this decision, it may affirm, modify, reverse, dismiss or remand the decision to the Panel. The Company will be immediately notified in the event the Listing Council determines that this matter will be called for review.

Should you have any questions, please do not hesitate to contact me at (202) 912-3058.

Sincerely,

Aravind Menon

Hearings Advisor

The Nasdaq Stock Market LLC

Office of the General Counsel